Exhibit 99.1

FOR IMMEDIATE RELEASE

The Reader’s Digest Association, Inc.

Media: William Adler, 914-244-7585 william.adler@rd.com

Investor Relations: Richard Clark, 914-244-5425 richard.clark@rd.com

THE READER’S DIGEST ASSOCIATION, INC. ANNOUNCES AGREEMENT

FOR $17.00 PER SHARE CASH MERGER

PLEASANTVILLE, NY – November 16, 2006 – The Reader’s Digest Association, Inc. (NYSE: RDA) announced today that it has entered into a definitive merger agreement under which an investor group led by Ripplewood Holdings LLC will acquire all of the outstanding common shares of RDA for $17.00 per share in a transaction valued at $2.4 billion, including assumption of debt.

The Board of Directors of RDA has approved the merger agreement and recommended to the holders of RDA common stock that they adopt the merger agreement.

Under the terms of the agreement, RDA’s common shareholders will receive $17.00 in cash for each share of RDA common stock they hold. This represents a premium of approximately 25% over RDA’s volume-weighted average price over the past 60 trading days. The transaction is expected to close during the first quarter of calendar year 2007, and is subject to the funding of the investor group’s committed financing and the approval of the holders of a majority of the outstanding shares of RDA common stock, as well as other customary closing conditions, including antitrust clearance.

Goldman, Sachs & Co. and Michael R. Lynch served as financial advisors, and Jones Day and Richards Layton & Finger P.A. served as legal advisors, to RDA in connection with its review of strategic alternatives and with this transaction. Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Citigroup and Merrill Lynch served as financial advisors, and Cravath, Swaine & Moore LLP served as legal advisor, to the investor group.

ABOUT THE READER’S DIGEST ASSOCIATION, INC.

The Reader’s Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. RDA had revenues of $2.4 billion for the fiscal year ended June 30, 2006. RDA’s corporate web site is www.rda.com.

ABOUT RIPPLEWOOD HOLDINGS LLC

Based in New York, Ripplewood Holdings LLC is a leading private equity firm established in 1995 by Timothy C. Collins. Through five institutional private equity funds managed by Ripplewood, the firm has invested over $3 billion in transactions in the U.S., Asia, Europe and the Middle East.

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FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against The Reader’s Digest Association, Inc. (“RDA”) and others following the announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the merger, including the receipt of shareholder approval and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) other factors described in RDA’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8- K.

Many of the factors that will determine the outcome of the subject matter of this press release are beyond RDA’s ability to control or predict. RDA undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed merger, RDA will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information about the merger and the parties thereto. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by RDA at the Securities and Exchange Commission’s web site at www.sec.gov. The proxy statement and such other documents may also be obtained for free from RDA by directing such request to Dawn LaMorte at 914-244-5218.

RDA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of RDA’s participants in the solicitation, which may be different than those of RDA shareholders generally, is set forth in RDA’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement related to the merger when it becomes available.